10F-3 Report
CGCM Small Capitalization Growth Investments
9/1/2010		through	8/31/2011

Issuer Name	Trade Date	Selling Dealer	Total Amount	Purchase Price	% Received by Fund
iSoftStone	12/13/2010	JPMorgan	18,500	$13.00	0.17%
Express Inc.	12/10/2010	Merrill Lynch	30,680	$15.50	0.25%
Kraton	4/1/2011	Credit Suisse	24,680	$37.75	0.25%
Arcos Dorados Holdings	4/14/2011	JPMorgan	9,410	$17.00	0.01%
Dunkin Brands Group	7/27/2011	Barclays	3,000	$19.00	0.01%
Teavana	7/27/2011	Merrill Lynch	3,700	$17.00	0.05%
Service Source	7/28/2011	Lazard	2,000	$17.50	0.02%
Service Source	7/28/2011	Opoc	1,000	$17.50	0.01%